UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2013

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 8, 2013 the Board of Directors (the “Board”) of Dunkin’ Brands Group, Inc. (the “Company”) elected Carl Sparks as a member of the Board, effective July 26, 2013. The Board increased the size of the Board from seven to eight members and appointed Mr. Sparks to fill the vacancy. Mr. Sparks, age 45, is the President and CEO of Travelocity.com LP, a division of Sabre Holdings Corporation. Previously, Mr. Sparks worked for Gilt.com, a division of Gilt Groupe, Inc., serving as Chief Marketing Officer from 2009 to 2010 and then as President of Gilt.com from 2010 to 2011. From 2004 to 2009, Mr. Sparks worked in various roles for Expedia, Inc., including Chief Marketing Officer of Expedia.com from 2006 to 2008 and General Manager of Hotels.com from 2008 to 2009. Mr. Sparks is currently a director at Vonage Holdings Corporation.
Mr. Sparks will serve as a Class I director, which class will stand for re-election at the 2015 annual meeting of stockholders. Mr. Sparks is also expected to serve as a member of the Board’s Audit Committee.
Mr. Sparks will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual retainer of $70,000. In addition, such directors receive an annual grant of restricted stock units with a fair market value equal to $85,000.
In addition, Mr. Sparks and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-173898) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.24 to the Registration Statement.
On July 10, 2013, the Company issued a press release announcing the appointment of Mr. Sparks to the Board. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release of Dunkin’ Brands Group, Inc. dated July 10, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Richard Emmett
Richard Emmett
Senior Vice President, General Counsel and Secretary
Date: July 10, 2013